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                                                                    EXHIBIT 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 3 to Registration Statement No. 333-115209 of Morningstar, Inc. ("the Company") on Form S-1 of our report dated March 14, 2005 related to the consolidated financial statements of the Company as of December 31, 2003 and 2004 and for each of the three years in the period ended December 31, 2004, appearing in the Prospectus, which is part of this Registration Statement, and of our report dated March 14, 2005 relating to the financial statement schedules appearing elsewhere in this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Prospectus.

DELOITTE & TOUCHE LLP

/s/ Deloitte & Touche LLP

Chicago, Illinois
April 7, 2005